This Agreement is made as of October, 1999.

BETWEEN:

          Satellite Television Asian Region Limited, a company organised and existing under the laws of Hong Kong, having its registered office at 8/F, One Harbourfront, 18 Tak Fung Street, Hunghom, Kowloon, Hong Kong ("Star TV");

AND

          eduverse.com, a company incorporated under the laws of the State of Nevada, having its registered office at 1135 Terminal Way, Suite 209, Reno, Nevada, U.S.A. 89502-2168 ("eduverse.com").

This Agreement comprises the Principal Terms, Standard Terms and Schedule 1 appended hereto.

I.   Principal Terms

Acceptance Date:    As set out in clause 3.2 of the Standard Terms.

Delivery Schedule:  As set out in Schedule 1.

Delivery Format: Each Game will include the necessary HTML files and SWF files required to place/position the games within a Star TV web page(s), together with the accompanying user manual, if any.

Games: At least ten (10) interactive electronic educational games to be desStar TVed and produced by eduverse.com for use by Star TV, more particularly described in the attached
                    Schedule 1.

Revenue Sharing:    Star TV shall pay  eduverse.com a portion of the Net Revenue in the manner as set out in clause 5 of the Standard Terms.

Net Revenue: Net Revenue shall mean the revenue actually received by Star TV from the sale of advertising banners appearing in the web page(s) where the Games are posted, less non-recovered costs for producing, maintaining and hosting such advertising banners (including, but not limited to any required payments to third parties in connection with generating such revenue, advertising management fees, general sales costs, any costs for the production of the banner, agency fees, taxes and levies etc).

Technical
 Specification:     As set out in Schedule 1.

Term: Subject to clause 9 of the Standard Terms, this Agreement shall expire on the first anniversary of the Acceptance Date of the tenth Game delivered to Star TV as per the attached
                    Schedule 1.

II.  Standard Terms

1.   Grant of Rights

1.1 In consideration of Star TV allowing eduverse.com to create links to its web site pursuant to clause 4 and Star TV paying to eduverse.com a portion of the Net Revenue (if any) calculated in the manner as set out in clause 5, eduverse.com hereby grants to Star TV the exclusive right to broadcast, distribute, re-distribute, display, exhibit, exploit, transmit, publish, project, and simulcast the Games on the World Wide Web, through www.startv.com or other Star TV Group properties. The exclusive right granted herein shall last for the Term of this Agreement. Notwithstanding the foregoing, eduverse.com may use the Games on www.freeENGLISH.com.

1.2 eduverse.com agrees not to create, design or produce any other interactive electronic educational games for any third parties prior to termination of this Agreement.

2.   Delivery of Contents

2.1  eduverse.com shall deliver the Games in Delivery Format to Star TV.

2.2 The Games shall be delivered in accordance with the Delivery Schedule. Time is of essence.

3.   Testing and Acceptance

3.1 Star TV shall, upon receipt of the Games in Delivery Format, conduct tests to verify whether the Games comply with the Technical Specifications as set out in Schedule 1. Such tests may include posting Games on a Star TV web page(s) for its viewers to conduct free trials of the Games.

3.2 Promptly after receipt of each Game, Star TV shall notify eduverse.com in writing that it accepts the Game or, if Star TV decides that such Game is not in compliance with the Technical Specifications or otherwise defective in any respect, Star TV shall so notify eduverse.com in writing and identify the reasons for such decision. eduverse.com shall forthwith implement free of charge, such reasonable alterations or reasonable modifications to such Game to Star TV's satisfaction and acceptance. The date when Star TV informs eduverse.com in writing of its acceptance of a Game(s) shall be the "Acceptance Date" of such Game.

3.3 If eduverse.com is unable to alter and/or modify a Game to Star TV's satisfaction within one (1) month from the date of a notification pursuant to clause 3.2 above with respect to such Game, Star TV may terminate this Agreement forthwith upon written notice to eduverse.com.

4.   Linking and On-Air Promotions

4.1 During the term of this Agreement, Star TV may use the then current URL for the games section on www.freeENGLISH.com and the words "eduverse.com" and/or "freeENGLISH.com" in the creation of a link from web page(s) where the Games are posted to the games section on www.freeENGLISH.com.

4.2 During the term of this Agreement, eduverse.com may use the then current URL for the games section on www.startv.com and the words "Star TV Games" and/or "Star Games" and/or "StarTV.com Games" in the creation of a link from www.eduverse.com and/or www.freeENGLISH.com to the Star TV web page(s) where the Games are posted.

4.3 Any links created pursuant to clauses 4.1 and 4.2 above will only take the user to the games section of the respective web sites and shall not create any framing or other interference with the user's connection to or the presentation or functionality of the respective web sites.

4.4 Except as set forth in clause 1.1 above, this Agreement does not grant any rights to either party in respect of the intellectual property of the other party.

4.5 Either party may withdraw its permission granted pursuant to clauses 4.1 and 4.2 above immediately:

     a.   upon termination of this Agreement for whatever reason; or

     b. by giving written notice to the other party if, in the reasonable opinion of the party seeking withdrawal, the material posted in the other party's web site is:

          (i) harassing, libellous, abusive, threatening, harmful, vulgar, obscene, indecent, or otherwise objectionable in any nature; or

          (ii) likely to contravene any government licence, laws, regulations or code of practice applying from time to time.

4.6 Star TV may, in its sole discretion, promote the Games and/or StarTV.com and/or eduverse.com and/or freeENGLISH.com in any advertisements to be broadcast or otherwise transmitted by the Star TV channels. Notwithstanding the foregoing, Star TV will cease to refer to eduverse.com in any such advertisements if it is advised by eduverse.com that such reference could adversely affect eduverse.com's ability to rely on any exemption or exclusion from registration of its securities under the securities laws of any jurisdiction.

5.   Revenue Sharing of Advertising Banners

5.1 For the period starting on the Acceptance Date of the sixth Game, "Spelling Bee", until termination of this Agreement, the parties agree to share the Net Revenue in the following manner:

     a. for the sale of banner advertising to customers resulting directly from an eduverse.com referral, Star TV shall pay to eduverse.com 57.5% of the Net Revenue received from such sales.
     b. for all other sales of banner advertising, Star TV shall pay to eduverse.com 42.5% of the Net Revenue received from such sales.

5.2 For the avoidance of doubt, this revenue sharing only applies to sales of advertising banners appearing on web page(s) where the Games are posted. This clause 5 shall not apply to revenue generated by other web pages of Star TV or Star TV web sites, or to other forms of exploitation of the Games. This clause 5 shall not apply to any revenue generated prior to the Acceptance Date of the sixth Game, "Spelling Bee".

5.3 Within 30 days after receiving a payment from a customer who places banner advertising, Star TV shall remit to eduverse.com its share of the Net Revenue with respect to such payment.

5.4 Star TV has the absolute discretion in accepting or declining any offer made for the purchase / sale of advertising banner(s). Star TV does not owe any responsibility or duty to eduverse.com to accept referrals made by eduverse.com.

5.5 Nothing in this Agreement shall indicate or mean that either party is the partner or agent of the other. Neither party has the power nor the right to bind the other.

6.   eduverse.com's Representations and Warranties

6.1  eduverse.com warrants and represents that:

     a. it has the full power and authority to enter into and perform this Agreement;
     b. it is the beneficial owner of all rights necessary to provide the Games in accordance with this Agreement or is assigned such rights on such terms that allow it to fulfil its obligations to Star TV under this Agreement, and, when the Games are delivered in accordance with this Agreement, it will be the beneficial owner of all rights in the Games or will have been assigned such rights on such terms that allow it to fulfil its obligations to Star TV under this Agreement;
     c.   eduverse.com   has  obtained  all  requisite   copyright   clearances,
          licences, permits and consents with respect to any music, audio soundtrack works or other works, effects, logos, copyrighted materials belonging to third parties to enable Star TV to broadcast, distribute, re-distribute, display, exhibit, exploit, publish, transmit, project and simulcast (the "Activities") the Games or any portion thereof, on any Star TV web site or otherwise making the Games or any portion thereof available to the public through the Internet or other digital media service;
     d.   if it is  later  discovered  that  Star  TV  will  require  additional licences (including but not limited to copyright and trademark licences) from eduverse.com or other third parties in order to engage in the Activities, eduverse.com will use its commercially reasonable best efforts to execute (and procure third parties to execute) all documents and do all acts necessary to effectuate such licence or to perfect the rights granted herein;
     e. Star TV's engagement in the Activities will not infringe any intellectual property or privacy rights of third parties;
     f. the Games produced and delivered to Star TV will be suitable for the purpose intended and free from any viruses or any defects preventing compliance with the Technical Specifications as set out on Schedule 1;
     g. eduverse.com will not create, produce or deliver any interactive electronic educational games for any third party other than Star TV where the theme, format, genre or other characteristics of such interactive games are reasonably likely to mislead the public to believe that such interactive games are sequels or otherwise associated with the Games.

6.2 All representations and warranties made pursuant to this Agreement shall survive for a period of two years from the date of termination of this Agreement.

7.   Star TV's Representations and Warranties

7.1 Star TV warrants and represents that it has the full power and authority to enter into and perform this Agreement.

7.2 All representations and warranties made pursuant to this Agreement shall survive for a period of two years from the date of termination of this Agreement.

8.   Indemnity

8.1 eduverse.com shall indemnify and keep indemnified Star TV and its employees, officers, directors and affiliates against all losses, actual damages, costs and payments (other than a pure loss of profits or consequential damages), including reasonable legal fees incurred as a result of eduverse.com's breach, non-observance or non-performance of any term of this Agreement.

8.2 Star TV shall indemnify and keep indemnified eduverse.com and its employees, officers, directors and affiliates against all losses, actual damages, costs and payments (other than a pure loss of profits or consequential damages), including reasonable legal fees incurred as a result of Star TV's breach, non-observance or non-performance of any term of this Agreement.

8.3 If a third party claims or threatens to claim that the Games and/or Star TV's use of the Games infringes any third party's intellectual property rights, eduverse.com shall, at Star TV's request, assist in or be responsible for any related legal proceedings and negotiations for settlement, provided that in no event shall eduverse.com be empowered to act as the agent of Star TV or to settle in a manner detrimental to Star TV any such claim or threatened claim to which Star TV is or could be a party. eduverse.com shall also indemnify Star TV for costs and damages including reasonable legal fees in connection with any such claim or threatened claim.

8.4 The indemnities contained in this Agreement shall survive the termination of this Agreement.

8.5 Notwithstanding anything else contained in this clause 8, neither party shall be required to make any indemnification payment with respect to any third party claim that is paid, settled or otherwise resolved without the other party having consented in advance to the terms of such payment, settlement or resolution.

9.   Termination

9.1  Either party may terminate this Agreement:

     a. where the other party is in breach of any term of this Agreement and (if the breach is capable of remedy) fails to remedy such breach within fourteen (14) days of receiving written notice thereof; or
     b. upon the other party is being wound up, commencing the process of liquidation or having a petition of winding-up presented against it; or
     c. after giving the other party thirty (30) days' written notice. 9.2 Star TV may terminate this Agreement in accordance with clause 3.3 above.

10.  Intellectual Property Rights

10.1 eduverse.com shall own all rights, title and interest worldwide in the Games, including their title, theme, format, genre, characteristics, source code and object code.

10.2 eduverse.com further acknowledges that, unless otherwise agreed in writing by the parties after the date of this Agreement, no future compensation or payment (apart from the share of Net Revenue as set out in clause 5 above) shall be due to eduverse.com or its employees or agents or third parties related to eduverse.com, in respect of Star TV's use and exploitation of the Games in accordance with this Agreement, regardless of the manner and extent (consistent with the terms of this Agreement) to which Star TV elects to exploit the Games.

11.  Miscellaneous

11.1 This Agreement represents the entire agreement between the parties and supersedes any prior agreement whether oral or written. No amendment or variation to this Agreement, and no waiver of any term of this Agreement shall take effect unless it is in writing and signed by both parties.

11.2 Each provision of this Agreement shall be severable. If any provision is held invalid, such invalidity shall not impair the effect of the rest of this Agreement.

11.3 No failure or delay on the part of either of the parties to exercise any right or remedy under this Agreement shall be construed as a waiver thereof.

11.4 Neither party shall assign this Agreement, in whole or in part, to any third party without the prior written consent of the other party.

11.5 Both parties shall keep the terms of this Agreement confidential and shall not issue any press releases or make any public announcements in relation thereto without the prior written consent of the other. Notwithstanding the foregoing, Star TV acknowledges that if this Agreement is deemed to constitute a "material contract" of eduverse.com within the applicable definition, this Agreement will be required to be filed as an exhibit to eduverse.com's publicly available periodic filings with the United States Securities and Exchange Commission.

11.6 Any notice, request, instruction or other documents to be given under this Agreement shall be in writing to the parties at their respective addresses set forth below, or to such other address as a party may subsequently specify and shall be deemed to have been received (i) upon delivery in person, (ii) upon the passage of ninety-six (96) hours following post by first class mail, (iii) upon the passage of twenty-four (24) hours following post by overnight receipted courier service or (iv) upon transmittal by confirmed telex, facsimile or email provided that if sent by facsimile or email a copy of such notice shall be concurrently sent by mail, postage prepaid, with an indication that the original was sent by facsimile or email and the date of its transmittal.

           Notices to Star TV:
           Mr. CC Fong
           8th Floor, One Habourfront
           18 Tak Fung Street
           Hunghom, Kowloon
           Hong Kong Special Administrative Region

           Fax No.: (852) 2621 8867
           Email: ccfong@startv.com

           Copy to General Counsel
           Fax. No.: (852) 2621 8636
           Email:  ellawong@startv.com


           Notices to eduverse.com

           Mr. Mark E. Bruk
           1135 Terminal Way, Suite 209
           Reno, Nevada
           U.S.A. 89502-2168

           Fax No.: (775) 332 3326
           Email: mark@eduverse.com

           Copy to General Counsel
           c/o Vaughn Barbon, eduverse dot com, Inc.
           Fax No.: (604) 623 4828
           Email: corporate@eduverse.com

11.7 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region without regard to the choice of law and conflicts of laws provisions thereof, and each party hereby agrees to submit to the exclusive jurisdiction of the courts of Hong Kong Special Administrative Region in connection with any disputes arising hereunder.

11.8 This Agreement may be signed in one or more counterparts, each of which may be termed an original, but all of which together shall constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands as of the date first above written.

FOR AND ON BEHALF OF                      FOR AND ON BEHALF OF
Satellite Television Asian                eduverse.com
  Region Limited

Per:                                      Per:
    --------------------------------            --------------------------------

Name:                                     Name:
      ------------------------------            --------------------------------

Title:                                    Title:
      ------------------------------            --------------------------------

                                               SCHEDULE 1

Name of Game                          Technical Specification                            Delivery Schedule
--------------------------------------------------------------------------------------------------------------------
BUNNY DROP                            The objective of Bunny Drop is to guess the        November 1, 1999
                                      correct word before the bunny drops through the
                                      hatch. You have six guesses to save the bunny.
                                      Each level of play features a variety of
                                      categories, such as names of people, sports,
                                      music, and general knowledge. Bunny Drop will
                                      test your knowledge in these categories and
                                      improve your vocabulary and spelling while you
                                      are having fun! *
--------------------------------------------------------------------------------------------------------------------
SWAP GAME                             Form a sentence by unscrambling the words. You     November 1, 1999
                                      do this by swapping words and putting them in
                                      correct order.
                                      Each level of play features a variety of
                                      categories, such as names of people, sports,
                                      music and general knowledge. The Swap Game will
                                      test your knowledge of these categories and
                                      improve your grammar and vocabulary while you
                                      are having fun! *
--------------------------------------------------------------------------------------------------------------------
JUNGLE GUY                            Help The Jungle Guy escape from the vicious lion!  November 1, 1999
                                      Select the correct word that completes the
                                      sentences and save Jungle Guy from the lion.
                                      Every time a question is answered incorrectly
                                      Jungle Guy becomes increasingly tired. *
--------------------------------------------------------------------------------------------------------------------
SCRAMBLED SENTENCES                   Put each sentence in the correct order by          November 1, 1999
                                      clicking on the words one by one. Improve your
                                      grammar while you are having fun! *
--------------------------------------------------------------------------------------------------------------------
SOUND OFF                             Match all of the English words to win! When two    November 1, 1999
                                      English words are matched, the sound is
                                      pronounced through the game.
                                      Using  Sound  Off is a fun way to learn to
                                      spell and pronounce  commonly used English
                                      words. *
--------------------------------------------------------------------------------------------------------------------
SPELLING BEE                          After you hear each word, spell it correctly to    November 15, 1999
                                      make the teacher happy and go on to the next
                                      word. *
--------------------------------------------------------------------------------------------------------------------
T.B.A. by Nov 15, 1999                                                                   January 15, 2000
                                      *
--------------------------------------------------------------------------------------------------------------------
T.B.A. by Dec 15, 1999                                                                   February 15, 2000
                                      *
--------------------------------------------------------------------------------------------------------------------
T.B.A. by Jan 15, 2000                                                                   March 15, 2000
                                      *
--------------------------------------------------------------------------------------------------------------------
T.B.A. by Feb 15, 2000                                                                   April 15, 2000
                                      *
--------------------------------------------------------------------------------------------------------------------

* All Games are single player games and are developed using a combination of Macromedia Flash, HTML and Javascript, with the exception of Scrambled Sentences which is developed using HTML and Javascript. Each of the Games may be inserted into and played from within a single web page, which web page may or may not contain other text and graphics.